Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
NATIONAL HOLDINGS CORPORATION

National Holdings Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A.     The name of the Corporation is National Holdings Corporation. The original name of the Corporation was Olympic Cascade Financial Corporation and the date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was September 27, 1996.

B.     This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), and restates, integrates and further amends the provisions of the Corporation’s original Certificate of Incorporation, as amended, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.

C.     The text of the original Certificate of Incorporation of the Corporation, as amended, is hereby amended and restated to read in its entirety as follows:

FIRST:         The name of the Corporation is National Holdings Corporation.

SECOND:    The registered office of the Corporation in the State of Delaware is located at 1013 Centre Road, City of Wilmington, County of New Castle, Delaware 19805. The name and address of the Corporation’s registered agent is Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805

THIRD:        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL.

FOURTH:     The total number of shares of all classes of capital stock which the Corporation has authority to issue is Eighty-Five Million (85,000,000) shares, consisting of two classes: Seventy-Five Million (75,000,000) shares of Common Stock, $0.02 par value per share (the “Common Stock”), and Ten Million (10,000,000) shares of Preferred Stock, $0.01 par value per share (the “Preferred Stock”).

The powers, preferences and rights of the shares of Preferred Stock and the Common Stock, and the qualifications, limitations or restrictions thereof are as follows:

A.     Preferred Stock

Authority is hereby vested in the board of directors of the Corporation (the “Board of Directors”) to provide for the issuance of Preferred Stock and in connection therewith to fix by resolution providing for the issue of such series, the number of shares to be included and such of the preferences and relative participating, optional or other special rights and limitations of such series, including, without limitation, rights of redemption or conversion into Common Stock, to the fullest extent now or hereafter permitted by the DGCL.

B.     Common Stock

(a) Each share of Common Stock issued and outstanding shall be identical in all respect one with the other, and no dividends shall be paid on any shares of Common Stock unless the same dividend is paid on all shares of Common Stock outstanding at the time of such payment.

(b) Except for and subject to those rights expressly granted to the holders of the Preferred Stock, or except as may be provided by the DGCL, the holders of Common Stock shall have exclusively all other rights of stockholders including, but not by way of limitation, (i) the right to receive dividends, when, as and if declared by the Board of Directors out of assets lawfully available therefor, and (ii) in the event of any distribution of assets upon liquidation, dissolution or winding up of the Corporation or otherwise, the right to receive ratably and equally all the assets and funds of the Corporation remaining after payment to the holders of the Preferred Stock of the Corporation of the specific amounts which they are entitled to receive upon such liquidation, dissolution or winding up of the Corporation as herein provided.

(c) In the event that the holder of any share of Common Stock shall receive any payment of any dividend on, liquidation of, or other amounts payable with respect to, any shares of Common Stock, which he is not then entitled to receive, he will forthwith deliver the same in the form received to the holders of shares of the Preferred Stock as their respective interests may appear, or the Corporation if no shares of Preferred Stock are then outstanding, and until so delivered will hold the same in trust for such holders or the Corporation.

(d) Each holder of shares of Common Stock shall be entitled to one vote for each share of such Common Stock held by him, and voting power with respect to all classes of securities of the Corporation shall be vested solely in the Common Stock, other than as specifically provided in the Corporation’s Amended and Restated Certificate of Incorporation, as it may be amended, with respect to the Preferred Stock.

(e) No stockholder shall be entitled to any preemptive right to purchase or subscribe for any unissued stock of any class or any additional shares of any class to be issued by reason of any increase in the authorized capital stock of the Corporation.

(f) Whenever stockholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

FIFTH:        Reserved.

SIXTH:       The Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.

SEVENTH:  Unless and except that the by-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

EIGHTH:     The number of directors constituting the Board of Directors shall be determined by the Board of Directors, subject to the by-laws of the Corporation. Any vacancy in the Board of Directors, whether arising from death, resignation, removal (with or without cause), an increase in the number of directors or any other cause, may be filled by the vote of either a majority of the directors then in office, though less than a quorum, or by the stockholders at the next annual meeting thereof or at a special meeting called for such purpose. Stockholders may not apply to request that the Delaware Court of Chancery summarily order an election to be held to fill any vacancies in the Board of Directors whether or not, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole Board of Directors as constituted immediately prior to any such vacancy or increase. Each director so elected shall hold office until the next meeting of the stockholders in which the election of directors is in the regular order of business and until his successor shall have been elected and qualified.

NINTH:     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

TENTH:     Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the DGCL or the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which said application has been made, be binding on all the creditors or class of creditors, and/or on all of the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ELEVENTH:     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statue or by this Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

TWELFTH:      Special meetings of the stockholders of the Corporation may only be called by the Board of Directors upon the request of any two directors, by the holders of one-third or more of the outstanding Common Stock, or by the duly elected officers of the Corporation.

THIRTEENTH:     The Corporation will indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact such person is or was a director, officer or employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by the DGCL, and the Corporation may adopt by-laws or enter into agreements with any such person for the purpose of providing for such indemnification.

FOURTEENTH:     To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in any Excluded Opportunity, or in being offered an opportunity to receive notice of or participate in any Excluded Opportunity, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and no such individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization, governmental or regulatory body or other entity (“Person”) shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Person pursues or acquires such Excluded Opportunity, directs such Excluded Opportunity to another Person or fails to present such Excluded Opportunity, or information regarding such Excluded Opportunity, to the Corporation or its subsidiaries. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation. Any Person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Fourteenth. Neither the alteration, amendment or repeal of this Article Fourteenth nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article Fourteenth shall eliminate or reduce the effect of this Article Fourteenth in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article Fourteenth, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, National Holdings Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on this 1st day of February, 2017.

By:	/s/ Michael Mullen
Name:	Michael Mullen
Title:	Chief Executive Officer